Vestis Reports Third Quarter 2026 Results and Increases Full Year 2026 Outlook

Increases full year 2026 Free Cash Flow* outlook by $30 million, or 22%, at the midpoint; On track to deliver against full year 2026 revenue and Adjusted EBITDA* guidance supported by strong execution

ATLANTA, GA, August 11, 2026 – Vestis Corporation (NYSE: VSTS), a leading provider of uniforms and workplace supplies, today announced its financial results for the fiscal third quarter ended July 3, 2026.

Third Quarter 2026 Highlights
(All comparisons versus the prior-year period)

•Revenue of $661.7 million
•Net Income of $11.0 million or $0.08 per diluted share and Adjusted Net Income* of $24.2 million or $0.18 per diluted share
•Adjusted EBITDA* of $80.9 million
•Net Income as a percentage of revenue of 1.7% and Adjusted EBITDA Margin* of 12.2%
•Cash Flow Provided by Operating Activities of $64.9 million, Free Cash Flow* of $47.0 million, and Adjusted Free Cash Flow* of $55.5 million
•Repaid $30 million of debt
•Available liquidity of $351.8 million, including $57.7 million Cash and Cash Equivalents on hand, at the end of the quarter

Management Commentary

"During the fiscal third quarter, we continued to deliver against our commitments for the year, advancing our strategic transformation through disciplined operational and commercial execution," said Jim Barber, President and CEO. "Operationally, we continued to see improvements in plant productivity and on-time delivery while lowering our overall operating expenses. Commercially, our pricing and segmentation initiatives gained traction as we exited more unprofitable volume, and for the first time as a public company, Revenue Per Pound increased while Cost Per Pound* remained flat on a year-over-year basis. Together, these efforts delivered a second consecutive quarter of improved Adjusted EBITDA* and Operating Leverage*.”

"Our total revenue and Revenue Per Pound improved sequentially as we continued to build commercial momentum supported by our strategic transformation,” concluded Barber. "We also generated strong cash flow during the quarter and with liquidity of over $350 million, we remain well positioned to continue allocating capital to the highest-return areas of the business while reducing debt. Our priorities remain focused on commercial excellence: executing to a data-driven standard across every market center, fueling profitable growth and market share expansion amidst a backdrop of shifting market dynamics.”

Strategic Business Transformation

During its fiscal first quarter of 2026, the Company launched a strategic business transformation plan (“the Plan”) designed to make the Company more customer focused, agile and efficient – while positioning it for long-term profitable growth. Once fully implemented, the Plan is expected to generate annualized operating cost savings of at least $75 million and to enhance revenue. The Company estimates

*A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release.

approximately $50 million of in-year benefit to fiscal 2026 from the Plan, with roughly $30 million already realized, as expected, through the fiscal third quarter. The Plan is structured around three strategic priorities: Operational Excellence, Commercial Excellence and Asset & Network Optimization. During the fiscal third quarter of 2026, Vestis advanced its strategic transformation priorities in the following ways:

•Operational Excellence: The Company reduced its operating expenses while improving service quality. The Company also lowered its cost of services, which includes merchandise, plant and delivery costs, while improving plant productivity by 9%. These initiatives further enhanced the customer experience, driving an 80bps improvement in on-time deliveries and a 74bps reduction in customer complaints during the period. The Company also streamlined its corporate support functions by partnering with a leading third-party provider, creating a more efficient and agile corporate support organization to better serve its markets and customers. The Company expects this outsourcing arrangement to generate approximately $10 million in annual SG&A savings beginning in fiscal 2027 with some benefits realized as early as the fourth fiscal quarter of 2026.

•Commercial Excellence: Vestis advanced its strategic pricing execution through improved commercial practices and the deployment of robust decision-support processes that drove pricing strength over the prior year. These efforts supported a 3% increase in Revenue Per Pound during the quarter in addition to year-over-year revenue growth in the Company’s Canadian segment. The initiatives emphasize disciplined pricing and product profitability structured at the customer level to deliver value for both customers and shareholders.
•Asset & Network Optimization: The Company continued to evaluate its network across key markets, leveraging available capacity to identify growth and optimization opportunities to further strengthen operating leverage. The Company is analyzing its network through a market segmentation approach while executing route optimization initiatives in select areas, with plans to expand as market dynamics evolve. These actions are designed to improve route efficiency, optimize costs, and strengthen network performance. The Company also continued to market non-operating properties for sale to further optimize its asset base and service network.

Vestis continues to demonstrate significant progress against its transformation priorities, driving a more favorable product mix and stronger pricing discipline resulting in year-over-year Revenue Per Pound growth supporting Operating Leverage* returning to its highest level since the fiscal third quarter of 2024. The Company’s strong year-to-date results establish a solid platform for profitable growth moving into fiscal 2027.

Third Quarter 2026 Financial Performance

Revenue for the fiscal third quarter was $661.7 million, as compared to $673.8 million in the prior year, a decline of $12.1 million or 1.8%. Volume in pounds processed declined 4.5% during the quarter when compared to the prior year, the impact of which was partly offset by improvements in strategic pricing and sales product mix.

Net income for the fiscal third quarter increased by $11.7 million to $11.0 million or $0.08 per diluted share, compared to a net loss of $(0.7) million, or $(0.01) per diluted share. Net income (loss) as a percentage of revenue was 1.7% during the fiscal third quarter of 2026, compared to (0.1)% in the prior year period.

Adjusted EBITDA* for the fiscal third quarter was $80.9 million and Adjusted EBITDA Margin* was 12.2%, compared to Adjusted EBITDA* of $64.0 million and Adjusted EBITDA Margin* of 9.5% for the fiscal third quarter of 2025. Adjusted EBITDA* for the fiscal third quarter of 2025 included an adjustment of $1.8 million for the write-off of pre-spin merchandise-in-service, which the Company was able to exclude solely for financial covenant purposes under the credit agreement. Excluding the write-off of merchandise-in-service, Covenant Adjusted EBITDA* was $65.8 million and Covenant Adjusted EBITDA Margin* was 9.8% in the fiscal third quarter of 2025, resulting in an increase of $15.0 million or 23% year-over-year. The

*A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release.

increase is primarily attributable to improvements in Revenue Per Pound and Operating Leverage* supported by the successful execution of the Plan.

Cash Flow and Balance Sheet

Net cash provided by operating activities during the fiscal third quarter of 2026 was $64.9 million and Free Cash Flow* was $47.0 million. Net cash provided by operating activities during the fiscal third quarter of 2026 includes $8.6 million in non-recurring cash payments associated with the Plan. Excluding the impact of these payments, Adjusted Free Cash Flow* improved by $47.5 million to $55.5 million, when compared to the fiscal third quarter of 2025. The increase in cash provided by operating activities reflects an $11.7 million improvement in net income in the fiscal third quarter of 2026 and a $4.3 million improvement in rental merchandise in service during the same period.

During the fiscal third quarter of 2026, the Company’s Investments in Capital Assets* were $23.0 million, which included $18.0 million in cash expenditures for property and equipment investments in plant operations and technological infrastructure, as well as $5.1 million in new finance leases for vehicles in our delivery fleet, supporting the Company’s transformation initiatives. For the first nine months of fiscal 2026, the Company’s Investments in Capital Assets* were $62.5 million, including $40.0 million in cash investments combined with $22.4 million in new finance leases.

During the fiscal third quarter, the Company utilized Free Cash Flow* to repay $30.0 million of principal on its outstanding debt. As of July 3, 2026, Vestis had total available liquidity of $351.8 million, including $57.7 million of cash and cash equivalents on hand.

Updated Fiscal Year 2026 Outlook

Today, the Company is updating its outlook for fiscal 2026. The Company now expects fiscal 2026 Free Cash Flow* to be in the range of $160.0 million to $170.0 million. The Company continues to expect fiscal 2026 revenue to be between flat to down 2%, as compared to normalized revenue excluding the impact of the additional operating week in fiscal 2025.

The Company expects fiscal 2026 Adjusted EBITDA* to be in the range of $310.0 million to $315.0 million with a midpoint of $312.5 million, an increase of $2.5 million. Based on the Company’s outlook, fiscal fourth quarter 2026 Adjusted EBITDA* is implied to be in the range of $84.0 million to $89.0 million.

	FY 2025	Previous - FY 2026 Outlook			Current - FY 2026 Outlook
(In Millions)	Actual	Low	Mid	High	Low	Mid	High
Revenue Growth	(4.4)%	(2.0)%	(1.0)%	Flat	(2.0)%	(1.0)%	Flat
Adjusted EBITDA*	$272.6	$295.0	$310.0	$325.0	$310.0	$312.5	$315.0
Free Cash Flow*	$5.9	$120.0	$135.0	$150.0	$160.0	$165.0	$170.0

*A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release.

Third Quarter 2026 Results Conference Call & Webcast

Vestis will host a conference call today Tuesday, August 11, at 8:30 a.m. Eastern Time to discuss its fiscal third quarter 2026 results.

For a live webcast of the conference call and to access the accompanying investor presentation, please visit the investor relations section of the Company’s website at www.vestis.com.

To participate in the live teleconference:

United States Live: 800-267-6316
International Live: 203-518-9783
Access Code: VSTSQ326

A replay of the live event will also be available on the Company’s website shortly after the conclusion of the call.

About Vestis™
Vestis is a leader in the B2B uniform and workplace supplies category. Vestis provides uniform services and workplace supplies to a broad range of North American customers from Fortune 500 companies to locally owned small businesses across a broad set of end sectors. The Company’s comprehensive service offering primarily includes a full-service uniform rental program, floor mats, towels, linens, managed restroom services, first aid supplies, and cleanroom and other specialty garment processing.

Investor Contact
Stefan Neely
Vallum Advisors
615-844-6248
ir@vestis.com

Media
Danielle Holcomb
470-716-0917
danielle.holcomb@vestis.com

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the securities laws. All statements that reflect our expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. In some cases, forward-looking statements can be identified by words such as “potential,” “outlook,” “guidance,” “anticipate,” “continue,” “estimate,” “expect,” “will,” and “believe,” and other words and terms of similar meaning or the negative versions of such words. Examples of forward-looking statements in this release include, but are not limited to, statements regarding: the potential effects of our comprehensive actions to enhance both our commercial and operational processes, and our expectations regarding our updated fiscal year 2026 performance outlook. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that we expected. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict including, but not limited to: unfavorable macroeconomic conditions and geopolitical instability, including as a result of the military conflict among the United States, Israel and Iran, government shutdowns, inflationary pressures and higher interest rates; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts, which could result in continued stock volatility and potential future goodwill impairment charges; competition in our industry; our ability to comply with certain financial ratios, tests and covenants in our credit agreement, including the Net Leverage Ratio; our significant indebtedness and ability to meet debt obligations and our reliance on an accounts receivable securitization facility; our ability to successfully execute or achieve the expected benefits of our business transformation and restructuring plan and other measures we may take in the future; increases in fuel and energy costs and other supply chain challenges and disruptions, including as a result of disruptions in international shipping through the Strait of Hormuz and the military conflicts in the Middle East and Ukraine; implementation of new or increased tariffs and ongoing changes in U.S. and foreign government trade policies, including potential modifications to existing trade agreements and retaliatory measures by foreign governments; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our support services contracts; a determination by our customers to reduce their outsourcing or use of preferred vendors; the outcome of legal proceedings to which we are or may become subject, including securities litigation claims that could result in significant legal expenses and settlement and damage awards; risks associated with suppliers from whom our products are sourced; challenge of contracts by our customers; currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act; increases in labor costs or inability to hire and retain key or sufficient qualified personnel; continued or further unionization of our workforce; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; natural disasters, global calamities, climate change, civil or political unrest, terrorist attacks, pandemics or other public health crises, and other adverse incidents; liability resulting from our participation in multiemployer-defined benefit pension plans; liability associated with noncompliance with applicable law or other governmental regulations; laws and governmental regulations including those relating to the environment, wage and hour and government contracting; unanticipated changes in tax law; new interpretations of or changes in the enforcement of the government regulatory framework; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; stakeholder expectations relating to environmental, social and governance (“ESG”) considerations which may expose us to liabilities and other adverse effects on our business; any failure by Aramark to perform its obligations under the various separation agreements entered into in connection with the separation; and a determination by the IRS that the distribution or certain related transactions are taxable. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the Company’s filings with the Securities and Exchange Commission (“SEC”), including “Item 1A-Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in “Item 1A-Risk Factors” of Part II in subsequently-filed Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
Vestis reports its financial results in accordance with U.S. GAAP, but in this release and the non-GAAP reconciliations that follow, Vestis also uses the following non-GAAP measures: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Basic Earnings Per Share (“EPS”), Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, Net Debt, Net Leverage Ratio, Covenant Adjusted EBITDA, Covenant Adjusted EBITDA Margin, Trailing Twelve Months Covenant Adjusted EBITDA, Adjusted Operating Expenses (presented solely in the calculations of Cost Per Pound and Operating Leverage Per Pound) and Investments in Capital Assets. Vestis believes that non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measure, provide useful supplemental information to investors. Certain adjustment-based measures exclude items that management believes may not be indicative of or are unrelated to Vestis’ core operating results. Vestis uses these non-GAAP financial measures with U.S. GAAP financial measures and other operating data to assist in the evaluation of its operating performance. Vestis believes that presentation of these measures also helps investors because the measures enable better comparisons of Vestis’ historical results and allow investors to evaluate Vestis’ performance based on the same metrics that Vestis uses to evaluate its performance and trends in its results. However, these measures have limitations as analytical tools and should not be considered in isolation or as a substitute for Vestis’ results as reported under U.S. GAAP. Specifically, you should not consider these measures as alternatives to revenue, operating income, operating expenses, operating income margin, net income, net income margin or net cash provided by operating activities determined in accordance with U.S. GAAP. These non-GAAP financial measures also should not be considered as measures of cash available to Vestis to invest in the growth of Vestis’ business or cash that will be available to Vestis to meet its obligations. Non-GAAP financial measures as presented by Vestis may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations. Reconciliations of non-GAAP financial measures to the most directly comparable U.S. GAAP measures are provided in the tables at the end of this release.

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA represents net income adjusted for provision for income taxes; interest expense, net; and depreciation and amortization (EBITDA), further adjusted for share-based compensation expense; severance; business transformation costs; separation related charges; securitization fees; loss (gain) on sale of equity investments; third party debt amendment fees; legal reserves and settlements; gains, losses, and other items impacting comparability. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA margin are presented to provide a more meaningful comparison of Vestis’ operating performance by excluding items that management believes are not reflective of ongoing operations or that may obscure trends in the underlying business. Similar adjustments have been recorded in Adjusted EBITDA for earlier periods, and Vestis may record similar types of adjustments in future periods.

Adjusted Net Income (Loss), Adjusted Basic EPS and Adjusted Diluted EPS
Adjusted Net Income (Loss) represents net income (loss) adjusted to exclude items not considered indicative of Vestis’ core ongoing operations, including amortization expense, share-based compensation, severance charges, business transformation costs, separation-related charges, loss (gain) on sale of equity investments; third party debt amendment fees; legal reserves and settlements; gains, losses, and other items impacting comparability. Management believes this measure provides useful supplemental information by facilitating period-over-period comparisons of performance on a consistent basis.

Adjusted Basic EPS and Adjusted Diluted EPS represent Adjusted Net Income (Loss) divided by the weighted-average number of basic and diluted shares outstanding, respectively.

Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents net cash provided by operating activities adjusted for purchases of property and equipment and other items. Free Cash Flow is presented because it reflects the cash generated from operations after capital expenditures necessary to maintain and improve operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as there may be other nondiscretionary cash requirements not reflected in this measure. Adjusted Free Cash Flow represents Free Cash Flow adjusted for cash paid for strategic business transformation initiatives, including severance paid during the transformation period and third-party advisory fees.

Net Leverage Ratio, Net Debt, Covenant Adjusted EBITDA, Trailing Twelve Months Covenant Adjusted EBITDA and Covenant Adjusted EBITDA Margin
Net Leverage Ratio is defined in Vestis’ credit agreement and is calculated as consolidated total indebtedness in excess of unrestricted cash (referred to herein as “Net Debt”), divided by the Trailing Twelve Months Covenant Adjusted EBITDA. Net Debt represents total principal debt outstanding, letters of credit outstanding, and finance lease obligations, less cash and cash equivalents. Covenant Adjusted EBITDA represents Adjusted EBITDA, as further modified by certain items specifically permitted under the credit agreement to assess compliance with its financial covenants. Trailing Twelve Months Covenant Adjusted EBITDA represents Covenant Adjusted EBITDA for the preceding four fiscal quarters. Covenant Adjusted EBITDA Margin is defined as Covenant Adjusted EBITDA divided by revenue. Vestis believes that Net Leverage Ratio and its components are useful to investors because they are indicators of Vestis’ ability to meet its future financial obligations and are measures that are frequently used by investors and creditors.

Cost Per Pound and Adjusted Operating Expenses
Cost Per Pound represents the cost incurred to process laundry on a per-unit basis and is calculated as Adjusted Operating Expenses, as defined below, divided by the total pounds of laundry processed during the period. Management uses Cost Per Pound to assess operating efficiency by evaluating how effectively resources are utilized relative to processing volume.

Adjusted Operating Expenses represent operating expenses as reported under U.S. GAAP, adjusted to exclude depreciation and amortization, covenant adjusted bad debt expense, share-based compensation expense, severance, business transformation costs, loss (gain) on sale of equity investments, separation-related charges, legal reserves and settlements, third party debt amendment fees and gains, losses, and other items that management believes are not indicative of ongoing operating performance. Adjusted Operating Expenses are presented solely as an input to the calculation of Cost Per Pound and are not intended to be a standalone performance measure.

Operating Leverage Per Pound (“Operating Leverage”)
Operating Leverage Per Pound represents Revenue Per Pound less Cost Per Pound. Management uses this metric as a supplemental indicator of unit-level profitability trends. The metric helps management assess operational efficiency by evaluating how effectively resources are used relative to volume handled. Operating Leverage is not a measure of profitability calculated in accordance with U.S. GAAP. The most directly comparable U.S. GAAP measure is operating income on an aggregate basis.

Investments in Capital Assets
Investments in Capital Assets represent cash investments in property and equipment from the investing activities section of the Company’s Condensed Consolidated Statements of Cash Flows combined with new finance leases entered into by the Company during the same time period. Vestis believes that Investments in Capital Assets and its components are useful to investors because they are indicators of Vestis’ total in-period investments in fixed assets to support its business.

Forward Looking Non-GAAP Information
This release includes certain non-GAAP financial measures that are forward-looking in nature, including our expected outlook for fiscal 2026 Adjusted EBITDA and Free Cash Flow. The most directly comparable forward-looking U.S. GAAP measures are net income and net cash provided by operating activities, respectively.

Vestis believes that a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable U.S. GAAP measures cannot be provided without unreasonable efforts. Such reconciliation would require assumptions regarding the timing and likelihood of future events, including acquisitions and divestitures, restructurings, asset impairments, and other items that are difficult to predict and are outside of Vestis’ control.

Accordingly, the most directly comparable forward-looking U.S. GAAP measures are not provided. Actual results may differ materially from these forward-looking non-GAAP measures.

Operational Metrics and Definitions
In addition to the non-GAAP financial measures described above, Vestis uses certain operational metrics to evaluate business performance, monitor trends, and support internal decision-making. These operational metrics are derived using a combination of U.S. GAAP financial information and operational data and are not themselves measures defined under U.S. GAAP. Accordingly, these metrics should be considered supplemental to, and not a substitute for, financial measures prepared in accordance with U.S. GAAP.

Management believes these operational metrics provide useful context for understanding changes in Vestis’ operating performance, pricing discipline, and cost efficiency. However, these metrics may not be comparable to similarly titled measures used by other companies, as definitions and calculation methodologies may differ.

Revenue Per Pound
Revenue Per Pound represents consolidated total revenue as reported in accordance with U.S. GAAP divided by total pounds of laundry processed for the period. Revenue Per Pound uses U.S. GAAP revenue and does not reflect any adjustments. Management believes this metric provides useful insight into pricing and product mix relative to processing volume.

Pounds Processed
Pounds of laundry processed represents an operational measure derived from internal systems and management estimates and may involve judgment in its determination. Management believes the methodology used is reasonable and applied consistently from period to period.

Plant Productivity
Plant Productivity is an operational metric that measures changes in labor efficiency within the Company’s processing facilities. Plant Productivity is calculated based on the year-over-year change in labor hours at a constant wage rate, adjusted for the impact of product mix changes. Management uses Plant Productivity to evaluate labor efficiency, operational performance and throughput trends across the Company’s plant network.

VESTIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Revenue	$661,663	$673,799	$1,984,488	$2,022,828
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization)	476,269	491,681	1,454,238	1,476,932
Depreciation and amortization	33,272	34,856	102,181	107,674
Selling, general and administrative expenses	114,874	122,301	347,464	391,432
Total Operating Expenses	624,415	648,838	1,903,883	1,976,038
Operating Income (Loss)	37,248	24,961	80,605	46,790
Loss (Gain) on Sale of Equity Investment	—	—	—	2,150
Interest Expense, net	20,118	22,495	63,374	67,921
Other Expense (Income), net	2,786	3,215	8,935	10,120
Income (Loss) Before Income Taxes	14,344	(749)	8,296	(33,401)
Provision (Benefit) for Income Taxes	3,298	(73)	1,045	(5,727)
Net Income (Loss)	$11,046	$(676)	$7,251	$(27,674)

Weighted Average Shares Outstanding:
Basic	132,106	131,812	132,007	131,719
Diluted	134,335	131,812	133,318	131,719
Earnings (Loss) per share:
Basic	$0.08	$(0.01)	$0.05	$(0.21)
Diluted	$0.08	$(0.01)	$0.05	$(0.21)

VESTIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	July 3, 2026	October 3, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$57,659	$29,748
Receivables (net of allowances: $35,519 and $32,677, respectively)	142,952	162,295
Inventories, net	158,900	179,020
Rental merchandise in service, net	391,337	405,625
Other current assets	80,797	73,343
Total current assets	831,645	850,031
Property and Equipment, at cost:
Land, buildings and improvements	566,195	565,677
Equipment	1,150,362	1,172,877
	1,716,557	1,738,554
Less - Accumulated depreciation	(1,073,048)	(1,075,092)
Total property and equipment, net	643,509	663,462
Goodwill	960,584	961,732
Other Intangible Assets, net	168,456	188,837
Operating Lease Right-of-use Assets	81,467	85,108
Other Assets	144,837	157,730
Total Assets	$2,830,498	$2,906,900
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of financing lease obligations	$35,498	$35,234
Current operating lease liabilities	20,790	20,189
Accounts payable	128,771	158,362
Accrued payroll and related expenses	96,501	93,897
Accrued expenses and other current liabilities	102,409	101,282
Total current liabilities	383,969	408,964
Long-Term Borrowings	1,086,134	1,155,143
Noncurrent Financing Lease Obligations	124,225	131,071
Noncurrent Operating Lease Liabilities	72,194	77,032
Deferred Income Taxes	184,757	177,337
Other Noncurrent Liabilities	101,548	91,709
Total Liabilities	1,952,827	2,041,256
Commitments and Contingencies
Equity:
Common stock, par value $0.01 per share, 350,000,000 authorized, 132,156,745 and 131,859,470 issued and outstanding as of July 3, 2026 and October 3, 2025, respectively.	1,322	1,319
Additional paid-in capital	945,927	937,531
(Accumulated deficit) retained earnings	(39,628)	(46,879)
Accumulated other comprehensive loss	(29,950)	(26,327)
Total Equity	877,671	865,644
Total Liabilities and Equity	$2,830,498	$2,906,900

VESTIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three months ended		Nine months ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Cash flows from operating activities:
Net Income (Loss)	$11,046	$(676)	$7,251	$(27,674)
Adjustments to reconcile Net Income (Loss) to Net cash provided by operating activities:
Depreciation and amortization	33,272	34,856	102,181	107,674
Deferred income taxes	2,365	(8,876)	7,828	(16,002)
Share-based compensation expense	3,287	(2,148)	9,004	11,009
Non-cash lease expense	5,226	4,751	15,529	14,077
Loss on sale of equity investment, net	—	—	—	2,150
Asset write-down	735	—	1,195	189
(Gain) Loss on disposals of property and equipment	(644)	246	(3,955)	(726)
Amortization of debt issuance costs	966	891	2,859	2,662
Changes in operating assets and liabilities:
Receivables, net	6,065	(11,879)	18,824	1,063
Inventories, net	15,888	13,091	19,953	(21,487)
Rental merchandise in service, net	(120)	(4,378)	13,692	(4,708)
Other current assets	3,486	(1,911)	(7,118)	(13,940)
Accounts payable	(22,445)	3,664	(26,974)	(1,494)
Accrued expenses and other current liabilities	5,667	163	3,994	(1,261)
Changes in lease liabilities	(5,893)	(5,047)	(15,280)	(14,479)
Changes in other noncurrent liabilities	3,870	193	9,725	(1,521)
Changes in other assets	2,273	(1,603)	4,853	(1,758)
Other operating activities	(109)	1,527	(2,688)	(472)
Net cash provided by operating activities	64,935	22,864	160,873	33,302
Cash flows from investing activities:
Purchases of property and equipment and other	(17,955)	(14,860)	(40,031)	(43,102)
Proceeds from disposals of property and equipment	272	167	7,085	5,365
Proceeds from sale of equity investment	—	—	—	36,792
Other investing activities	(510)	(29)	(510)	(4,576)
Net cash used in investing activities	(18,193)	(14,722)	(33,456)	(5,521)
Cash flows from financing activities:
Proceeds from long-term borrowings	22,000	53,000	97,000	93,000
Payments of long-term borrowings	(52,000)	(55,000)	(168,000)	(85,000)
Payments of financing lease obligations	(9,519)	(8,808)	(28,220)	(25,630)
Dividend payments	—	—	—	(13,822)
Debt issuance costs	—	(1,628)	—	(1,628)
Other financing activities	(229)	(242)	(605)	(2,037)
Net cash used in financing activities	(39,748)	(12,678)	(99,825)	(35,117)
Effect of foreign exchange rates on cash and cash equivalents	325	(527)	319	69
Increase (decrease) in cash and cash equivalents	7,319	(5,063)	27,911	(7,267)
Cash and cash equivalents, beginning of period	50,340	28,806	29,748	31,010
Cash and cash equivalents, end of period	$57,659	$23,743	$57,659	$23,743

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

	Consolidated		Consolidated		Consolidated		Consolidated
	Three Months Ended		Nine months ended		Trailing Twelve Months Ended		Three Months Ended
	July 3,	June 27,	July 3,	June 27,	July 3,	October 3,	October 3,
	2026	2025	2026	2025	2026	2025	2025
Net Income (Loss)	$11,046	$(676)	$7,251	$(27,674)	$(5,298)	$(40,223)	$(12,549)
Adjustments:
Depreciation and Amortization	33,272	34,856	102,181	107,674	137,524	143,017	35,343
Provision (Benefit) for Income Taxes	3,298	(73)	1,045	(5,727)	2,689	(4,083)	1,644
Interest Expense	20,118	22,495	63,374	67,921	87,717	92,264	24,343
Share-Based Compensation	3,287	(2,148)	9,004	11,009	9,560	11,565	556
Severance (1)	1,577	376	8,029	12,327	14,338	18,636	6,309
Transformation Costs (1)	6,143	—	23,226	—	23,226	—	—
Separation Related Charges (2)	—	1,986	1,751	10,270	5,060	13,579	3,309
Securitization Fees	2,785	3,230	8,668	10,060	12,163	13,555	3,495
(Gain) loss on disposals of property and equipment	—	246	(3,311)	(726)	(3,075)	(490)	236
Loss (Gain) on Sale of Equity Investment	—	—	—	2,150	759	2,909	759
Third Party Debt Amendment Fees	—	1,311	—	1,530	—	1,530	—
Legal Reserves and Settlements, net of insurance proceeds	(661)	1,182	4,432	3,200	3,764	2,532	(668)
Gains, Losses and Other(3)	(14)	1,222	131	755	2,010	2,634	1,879
Adjusted EBITDA (Non-GAAP)	$80,851	$64,007	$225,781	$192,769	$290,437	$257,425	$64,656
Covenant Related Adjustments(4)	—	1,800	—	16,800	3,600	20,400	3,600
Covenant Adjusted EBITDA (Non-GAAP)	$80,851	$65,807	$225,781	$209,569	$294,037	$277,825	$68,256

Revenue	$661,663	$673,799	$1,984,488	$2,022,828	$2,696,499	$2,734,839	$712,011
Net Income (Loss) as a percentage of sales	1.7%	(0.1)%	0.4%	(1.4)%	(0.2)%	(1.5)%	(1.8)%
Adjusted EBITDA Margin (Non-GAAP)	12.2%	9.5%	11.4%	9.5%	10.8%	9.4%	9.1%
Covenant Adjusted EBITDA Margin (Non-GAAP)	12.2%	9.8%	11.4%	10.4%	10.9%	10.2%	9.6%

(1) Please refer to Note 2. Transformation, Restructuring and Severance, in the Company’s Form 10-Q for the quarter ended July 3, 2026.

(2) Separation Related Charges include third-party expenses incurred in connection with the Company’s separation from Aramark on September 30, 2023, and the establishment of stand-alone public company operations. These costs primarily consist of rebranding initiatives, development of stand-alone technology infrastructure, and professional services.

(3) Other includes certain costs or income items that are not individually material and do not relate to core business activities.

(4) Includes a $15 million bad debt expense adjustment to EBITDA in the fiscal quarter ended March 28, 2025, an adjustment of $1.8 million for the quarter ended June 27, 2025 related to a write-off of merchandise-in-service and a $3.6 million environmental reserve adjustment for the quarter ended October 3, 2025. These adjustments are solely for the purpose of determining compliance with the financial covenants in the Company’s credit agreement.

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except per share amounts)

	Consolidated		Consolidated
	Three Months Ended		Nine months ended
	July 3,	June 27,	July 3,	June 27,
	2026	2025	2026	2025
Net Income (Loss)	$11,046	$(676)	$7,251	$(27,674)
Adjustments:
Amortization Expense	6,693	6,674	20,079	20,007
Share-Based Compensation	3,287	(2,148)	9,004	11,009
Severance	1,577	376	8,029	12,327
Transformation Costs	6,143	—	23,226	—
(Gain) loss on disposals of property and equipment	—	246	(3,311)	(726)
Separation Related Charges	—	1,986	1,751	10,270
Third Party Debt Amendment Fees	—	1,311	—	1,530
Legal Reserves and Settlements, net of insurance proceeds	(661)	1,182	4,432	3,200
Loss on Sale of Equity Investment	—	—	—	2,150
Gains, Losses and Other (1)	(17)	1,227	(155)	755
Tax Impact of Reconciling Items Above (2)	(3,914)	(1,058)	(11,209)	(16,568)
Adjusted Net Income (Loss) (Non-GAAP)	$24,154	$9,120	$59,097	$16,280

Basic weighted-average shares outstanding	132,106	131,812	132,007	131,719
Diluted weighted-average shares outstanding	134,335	132,221	133,318	132,227
Basic (Loss) Earnings Per Share	$0.08	$(0.01)	$0.05	$(0.21)
Diluted (Loss) Earnings Per Share	$0.08	$(0.01)	$0.05	$(0.21)
Adjusted Basic (Loss) Earnings Per Share	$0.18	$0.07	$0.45	$0.12
Adjusted Diluted (Loss) Earnings Per Share	$0.18	$0.07	$0.44	$0.12
(1) Other includes certain costs or income items that are not individually material and do not relate to core business activities
(2) Beginning in the second quarter of fiscal 2026, the Company calculated the tax effect of non-GAAP adjustments using the effective tax rate applicable to each respective quarterly period in which the adjustments are recognized. Year-to-date adjusted net income reflects the aggregation of each quarter’s after-tax adjustments, which management believes is consistent with the presentation of year-to-date GAAP results. Prior period amounts were adjusted to conform to the current period presentation.

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES AND SELECTED SUPPLEMENTARY DATA
FREE CASH FLOW, NET DEBT, NET LEVERAGE RATIO, ADJUSTED OPERATING EXPENSES
(In thousands)

	Three months ended		Nine Months Ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Net cash provided by operating activities	$64,935	$22,864	$160,873	$33,302
Purchases of property and equipment and other	(17,955)	(14,860)	(40,031)	(43,102)
Free Cash Flow (Non-GAAP)	46,980	8,004	120,842	(9,800)
Cash paid for Transformation Costs	7,226	—	23,427	—
Cash paid for severance	1,341	—	10,829	—
Adjusted Free Cash Flow (Non-GAAP)	$55,547	$8,004	$155,098	$(9,800)

	As of
	July 3, 2026	April 3, 2026	January 2, 2026	October 3, 2025
Total principal debt outstanding	$1,097,500	$1,127,500	$1,161,500	$1,168,500
Letters of credit outstanding	5,818	5,818	5,818	5,818
Finance lease obligations	159,723	164,717	162,738	166,305
Less: Cash and cash equivalents	(57,659)	(50,340)	(41,547)	(29,748)
Net Debt (Non-GAAP)	$1,205,382	$1,247,695	$1,288,509	$1,310,875
Trailing Twelve Months Adjusted EBITDA (Non-GAAP)	$290,437	$273,592	$246,606	$257,425
Covenant Related Adjustments (1)	3,600	5,400	20,400	20,400
Trailing Twelve Months Covenant Adjusted EBITDA (Non-GAAP)	$294,037	$278,992	$267,006	$277,825
Net Leverage Ratio (Non-GAAP) (1)	4.10	4.47	4.83	4.72
(1) Includes a $15 million bad debt expense adjustment to EBITDA in the fiscal quarter ended March 28, 2025, an adjustment of $1.8 million for the quarter ended June 27, 2025 related to a write-off of merchandise-in-service and a $3.6 million environmental reserve adjustment for the quarter ended October 3, 2025. These adjustments are solely for the purposes of determining compliance with the financial covenants in the Company’s credit agreement.

	Three months ended		Nine Months Ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Operating Expenses	$624,415	$648,838	$1,903,883	$1,976,038
Depreciation and Amortization	(33,272)	(34,856)	(102,181)	(107,674)
Covenant-related adjustments	—	(1,800)	—	(16,800)
Share-Based Compensation	(3,287)	2,148	(9,004)	(11,009)
Severance	(1,577)	(376)	(8,029)	(12,327)
Transformation Costs	(6,143)	—	(23,226)	—
(Gain) loss on disposals of property and equipment	—	(246)	3,311	726
Separation Related Charges	—	(1,986)	(1,751)	(10,270)
Legal Reserves and Settlements, net of insurance proceeds	661	(1,182)	(4,432)	(3,200)
Third Party Debt	—	(1,311)	—	(1,530)
Other Gain and Losses	14	(1,237)	136	(695)
Adjusted Operating Expenses (Non-GAAP)	$580,811	$607,992	$1,758,707	$1,813,259

Revenue	$661,663	$673,799	$1,984,488	$2,022,828

As of
July 3, 2026
Excess availability on revolving credit facility (1)	$294,182
Cash on Hand	57,659
Total Liquidity	$351,841
(1) Excess availability on the revolving credit facility represents total availability of $300 million less any borrowings on the revolving credit facility, less letters of credit outstanding ($5.8 million as of July 3, 2026).

VESTIS CORPORATION
INVESTMENTS IN CAPITAL ASSETS
(In thousands)

	Fiscal 2026				Fiscal 2025
	Q1	Q2	Q3	Year-to-date	Q1	Q2	Q3	Year-to-date
Investments in property and equipment	$9,386	$12,690	$17,955	$40,031	$14,732	$13,510	$14,860	$43,102
New Finance Leases	5,391	11,991	$5,050	22,432	12,932	9,808	$9,158	31,898
Investments in Capital Assets	$14,777	$24,681	$23,005	$62,463	$27,664	$23,318	$24,018	$75,000